Exhibit 10.1
MYOVANT SCIENCES, INC.

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is hereby made between Myovant Sciences, Inc. (the “Company”) and Uneek Mehra (the “Executive”) (collectively, the “Parties”). This Agreement shall become effective on August 12, 2021 (the “Effective Date”).
RECITALS
A. The Company desires the association and services of the Executive and Executive’s skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in the Agreement.
B. The Executive desires to be in the employ of the Company and is willing to accept such employment on the terms and conditions set forth in the Agreement.
C. In consideration of the mutual promises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
AGREEMENT
In consideration of the foregoing, the parties agree as follows:
1. EMPLOYMENT BY THE COMPANY.
1.1 Position; Duties. Subject to the terms and conditions of the Agreement, the Executive shall hold the position of Chief Financial and Business Officer, in which position the Executive shall be an officer of the Company for purposes of Section 16(a)(1) of the Securities Exchange Act of 1934. In this position, the Executive will have the duties and authorities normally associated with a Chief Financial and Business Officer of a company. The Executive will report to, and be subject to the direction of, the Company’s Chief Executive Officer. The Executive shall devote the Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of the Executive’s duties under the Agreement; provided, however, that the Executive may devote reasonable periods of time to (a) serving on the board of directors of companies subject to the prior approval of the Company’s Board of Directors (the “Board”), and (b) engaging in charitable or community service activities, so long as none of the foregoing additional activities materially interfere with the Executive’s duties under the Agreement.
1.2 Relationship with Parent. It is understood and agreed that the Executive’s duties may include providing services to or for the benefit of the Company’s affiliates, including, but not limited to, Myovant Sciences Ltd. (the “Parent”), provided that the Executive agrees that Executive will not provide any services from within the United States for the Parent or any affiliate of the Parent that is organized in a jurisdiction outside the United States. In addition, the Executive shall be deemed an officer or executive officer of the Parent, if at all, solely for purposes of the requirements applicable to the Parent as a registrant with the U.S. Securities and Exchange Commission. The Executive will not become an employee of the Parent, and the Executive’s activities for the Parent shall be strictly ministerial and shall not involve conducting any of the Parent’s business activities from within the United States, including day-to-day management or other operational activities of the Parent.
1.3 Location of Employment. The Executive shall work primarily from the Company’s principal base of operations, which is currently in Brisbane, California. The Executive understands that Executive’s duties may require periodic business travel.

1.4 Policies and Procedures. The employment relationship between the parties shall be governed by the Agreement and by the policies and practices established by the Company and/or the Board. In the event that the terms of the Agreement differ from or are in conflict with the Company’s policies or practices, the Agreement shall govern and control.
1.5 Exclusive Employment; Agreement not to Participate in Company’s Competitors. Subject to Sections 1.1 and 1.2 above, except with the prior written consent of the Board, the Executive will not during Executive’s employment with the Company undertake or engage in any other employment, occupation or business enterprise. During the Executive’s employment, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by the Executive to be adverse or antagonistic to the Company, its business or its prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company. Ownership by the Executive of professionally managed funds over which the Executive does not have control or discretion in investment decisions or an investment representing less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed or publicly traded on a national securities exchange or in the over-the-counter market shall not constitute a breach of the Section.
1.6 Start Date. The Executive’s employment with the Company is expected to commence on September 7, 2021, but shall be no later than September 13, 2021 (the “Start Date”).
2. AT-WILL EMPLOYMENT.
The Executive’s employment relationship with the Company is, and shall at all times remain, at-will. This means that either the Executive or the Company may terminate the employment relationship at any time, for any reason or for no reason, with or without Cause (as defined below) or advance notice; provided, however, that the Executive must provide the Company at least six (6) weeks’ advance written notice of the Executive’s intention to resign from employment (except for a resignation for Good Reason, in which case such procedure shall be governed by the terms set forth in the definition of Good Reason) and the Company shall provide the Executive three (3) months’ advance written notice in the event of a termination of the Executive’s employment by the Company without Cause.
3. COMPENSATION AND BENEFITS.
3.1 Salary. The Company shall pay the Executive a base salary at the annualized rate of $490,000 (the “Base Salary”), less payroll deductions and all required withholdings, payable in regular periodic payments in accordance with the Company’s normal payroll practices starting from the Start Date. The Base Salary shall be prorated for any partial year of employment on the basis of a 365-day year. The Base Salary shall be subject to periodic review and may be increased from time to time in the Board’s discretion.
3.2 Annual Performance Bonus. Each fiscal year, the Executive will be eligible to earn an annual discretionary cash bonus (the “Annual Performance Bonus”) with a target equal to 45% of the Executive’s Base Salary, based on the Board’s assessment of the Executive’s individual performance and overall Company performance. In order to earn and receive the Annual Performance Bonus, the Executive must remain employed by the Company through and including the last day of the fiscal year to which the Annual Performance Bonus relates. The Annual Performance Bonus, if any, will be paid no later than thirty (30) days following the end of that fiscal year. The Annual Performance Bonus payable, if any, shall be prorated for the initial year of employment (on the basis of a 365-day year and the Executive’s Start Date) or prorated if the Company’s review or assessment of the Executive’s performance covers a period that is less than a full fiscal year. The determination of whether the Executive has earned a bonus and the amount thereof shall be determined by the Board or a committee thereof in its sole discretion. The Board or a committee thereof reserves the right to modify the bonus criteria from year to year.
3.3 Equity.
(a) Subject to the terms of the Parent’s 2016 Equity Incentive Plan (the “Plan”) and approval of the grant by the Parent’s board of directors (the “Parent Board”) or a committee thereof, the Executive will receive (i) a grant of restricted stock units of Parent with a grant date value of $2,250,000 (the “Initial RSUs”) and (ii) a grant of options to acquire common shares of Parent (“Common Shares”) with a grant date value of $2,250,000 (the “Initial Options” and, together with the Initial RSUs, the “Initial Grants”). The number of Common Shares underlying (i) the Initial RSUs shall be determined based on the closing price of a Common Share on the date of grant and (ii) the Initial Options shall be determined using a Black-Scholes or other option pricing model as determined by the Board or a committee thereof in its sole discretion. The Initial RSUs will be subject to a four-year vesting period with 25% vesting at year one (1) following the grant date and quarterly vesting of 6.25% per quarter thereafter over three (3) years, as well as any other terms and conditions contained in the grant agreement and the Plan. The Initial Options will (i) be subject to a four (4)-year vesting period, with 25% of the Initial Option shares vesting at year one (1) following the grant date and quarterly vesting of 6.25% per quarter thereafter over three (3) years, as well as other terms and conditions contained in the grant agreement and the Plan, and (ii) have an exercise or strike price per share equal to the closing price of a Common Share on the grant date and expire and cease to be exercisable on the ten (10)-year anniversary of the grant date. Under the Company’s current grant date policy, equity grants are effective on the 15th (or next business day) of the month next following the later of the date of approval of the option grant or the optionee’s commencement of employment. The Initial Grants will be governed by the Plan and other documents issued in connection with the grants.
(b)The Executive will also be eligible to receive discretionary annual equity incentive grants in amounts commensurate with the Executive’s position as Chief Financial and Business Officer based upon meeting Company and individual performance metrics as determined by the Board or a committee thereof in its sole discretion (the “Annual Equity Grants”).
3.4    Sign-On Advance. The Executive will be advanced an aggregate sign-on bonus of $200,000, less applicable deductions and withholdings (the “Sign-On Advance”), which will be advanced to the Executive within 30 days of the Start Date. The Sign-On Advance shall be earned by the Executive in equal installments on a monthly basis over a period of 24 months. To ensure clarity, each month, on the monthly anniversary day, $8,333,33 shall be deemed to be earned by the Executive. Therefore, if within 24 months of the Start Date, Executive resigns from the Company without Good Reason or the Company terminates the Executives employment for Cause, then the Executive will be required to repay, on an after-tax basis (to the extent applicable), any amounts of the Sign-On Bonus that have been advanced but have not yet been earned, within ninety (90) days of the employment termination date. If the Executive’s employment is terminated by the Company without Cause, or the Executive resigns for Good Reason, in either event within 24 months of the Start Date, the Executive shall not be required to repay the then remaining unearned Sign-On Advance or any portion thereof.
3.5    Benefits and Insurance. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any benefit plan or arrangement that may be in effect from time to time and made available to similarly situated Company executives (including, but not limited to, being named as an officer for purposes of the Company’s Directors & Officers insurance policy). In particular, the Executive shall be entitled to vacation each year, in addition to sick leave and observed holidays, in accordance with the policies and practices of the Company. Vacation may be taken at such times and intervals as the Executive shall determine, subject to the business needs of the Company. The Company reserves the right to modify, add or eliminate benefits from time to time.
3.6 Expense Reimbursements. The Company will reimburse the Executive for all reasonable business expenses that the Executive incurs in conducting Executive’s duties hereunder, pursuant to the Company’s usual expense reimbursement policies. Reimbursement will be made as soon as practicable following receipt from the Executive of reasonable documentation supporting said expenses.
4. PROPRIETARY INFORMATION OBLIGATIONS.
As a condition of employment, the Executive agrees to execute and abide by the Company’s Employee Non-Disclosure and Inventions Assignment Agreement (“NDA”).
5. TERMINATION OF EMPLOYMENT.

5.1 Termination Without Cause or Resignation For Good Reason. If (i) the Executive’s employment with the Company is terminated without Cause and other than due to the Executive’s death or Disability or (ii) the Executive resigns for Good Reason (each, a “Qualifying Termination”), then the Company shall pay the Executive any earned but unpaid Base Salary accrued through the date of termination, at the rate then in effect, less standard deductions and withholdings. In addition, if the Executive furnishes to the Company an executed waiver and release of claims in a form to be provided by the Company, which may include an obligation for the Executive to provide reasonable transition assistance (the “Release”), that is nonrevocable prior to the Release Date, and if the Executive allows the Release to become effective in accordance with its terms, then the Executive shall receive the following benefits, subject to Sections 5.3 and 5.6:
(a) The Company shall pay the Executive an amount equal to one times (1x) the sum of (i) the Executive’s then current Base Salary (determined prior to any reduction in Base Salary that otherwise constitutes Good Reason, if applicable) and (ii) the Executive’s Annual Performance Bonus (as determined under Section 3.2 above, and prior to any reduction in such annual target bonus opportunity that or otherwise constitutes Good Reason, if applicable) in respect of the fiscal year in which the termination of employment occurs, at target level. Said amount shall be paid to the Executive in a single lump sum within ten (10) days following the Release Date and will be subject to required withholding;
(b) If the Executive is eligible for and timely elects COBRA continuation coverage, the Company will reimburse the total amount of COBRA premiums for the first twelve (12) months of COBRA coverage (for clarity, such COBRA premium reimbursements will be inclusive of premiums for the Executive’s eligible dependents for such health, dental, and vision insurance plan coverage as in effect immediately prior to the Executive’s Qualifying Termination, provided that such dependents continue to be eligible for such coverage during such twelve (12)-month period); provided, however, that if the Executive ceases to be eligible for COBRA or becomes eligible to enroll in the group health insurance plan of any other employer, the Executive will immediately notify the Company and the Company’s obligation to provide the COBRA premium benefits shall immediately cease. Further, notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of reimbursing the Executive’s COBRA premiums, the Company will pay the Executive on a monthly basis a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding. The payment may be, but need not be, used by the Executive to pay for COBRA premiums; and
(c) Subject to Section 5.1(d), unless specifically provided otherwise in the applicable equity award agreement, the Executive shall be eligible to become fully vested in 25% of the then unvested portion of each of the Executive’s then unvested and outstanding equity awards, including the Executive’s then remaining unvested portion of any Annual Equity Grants and any other equity grants awarded. Such accelerated vesting shall be effective as of the tenth (10th) day following the Release Date. In order to give effect to the intent of this provision, if the Executive is entitled to accelerated vesting of any equity award pursuant to this provision, then notwithstanding anything to the contrary set forth in the terms of such equity award (including any applicable equity incentive plan and equity award agreement), in no event will such equity award be forfeited or terminate prior to the effective date of such acceleration.
(d) Notwithstanding anything in this Agreement to the contrary, if, pursuant to another written plan, agreement or other arrangement with the Company, the Executive is entitled to benefits with respect to the Executive’s outstanding equity awards that are more favorable to the Executive than the accelerated vesting benefit set forth in Section 5.1(c) or 5.3, or the extended post-termination exercise period benefit set forth in Section 5.3, as applicable, as determined by the Company in its sole discretion, then the Executive will not be entitled to the accelerated vesting benefit set forth in Section 5.1(c) or 5.3 (if the more favorable benefit is regarding accelerated vesting) or the extended post-termination exercise period benefit set forth in Section 5.3 (if the more favorable benefit is regarding an extended post-termination exercise period).
5.2 Other Termination. If the Executive resigns Executive’s employment at any time without Good Reason or the Executive’s employment is terminated by the Company at any time for Cause or due to the Executive’s death or Disability, the Company shall pay the Executive (or Executive’s estate) any earned but unpaid Base Salary accrued through the date of such resignation or termination, at the rate then in effect, less standard deductions and withholdings. In addition, in the event of a termination due to the Executive’s death or Disability, the Executive (or his estate) will be paid an amount equal to the Executive’s target Annual Performance Bonus amount for the fiscal year in which such termination occurs prorated to the date of such termination. The Company shall thereafter have no further obligations to the Executive, except as may otherwise be required by law.
5.3 Change of Control. If the Executive’s Qualifying Termination occurs within three (3) months before, upon or within eighteen (18) months after a Change of Control and the Executive satisfies the Release requirements set forth in Section 5.1, then the Executive shall receive the benefits set forth in Section 5.1 in accordance with the provisions of Section 5.1, subject to Section 5.6, plus the following benefits:
(i) Unless specifically provided or otherwise in the applicable equity award agreement, the Executive shall be eligible to become fully vested in 100% of the then unvested portion of each of the Executive’s then unvested and outstanding equity awards, including the Executive’s then remaining unvested portion of any Annual Equity Grants and any other equity grants awarded. Such accelerated vesting shall be effective as of the tenth (10th) day following the Release Date; provided, however, that if such Qualifying Termination occurs within three (3) months before a Change of Control, then such accelerated vesting shall be effective as of the later of (x) the date of the Change of Control or (y) the tenth (10th) day following the Release Date. In order to give effect to the intent of the provision, if the Executive is entitled to accelerated vesting of any equity award pursuant to the provision, then notwithstanding anything to the contrary set forth in the terms of such equity award (including any applicable equity incentive plan and equity award agreement), in no event will such equity award be forfeited or terminate prior to the effective date of such acceleration.
(ii) If such Qualifying Termination occurs within three (3) months before a Change of Control and the Executive is entitled to accelerated vesting of any equity award as a result of the foregoing clause (i), then with respect to any such equity award that is an option, the post-termination exercise period of such option will be extended such that the Executive will have three (3) months after the Change of Control to exercise any vested portion of such option; provided, however, that in no event may such option be exercised after the expiration of its original term.
5.4 Definitions. For purposes of the Agreement, the following terms shall have the following meanings:
(a) “Cause” shall mean the occurrence of any of the following, the Executive’s: (i) conviction of any felony or any crime involving moral turpitude or dishonesty, (ii) participation in a fraud against the Company, (iii) willful and material breach of the Executive’s duties and obligations under the Agreement or any of the agreement between the Executive and the Company or its affiliates that has not been cured (if curable) within thirty (30) days after receiving written notice from the Board of such breach, (iv) intentional and material damage to the Company’s property, or (v) violation of any law, rule or regulation (collectively, “Law”) relating in any way to the business or activities of the Company or its subsidiaries or affiliates, or other Law that is violated during the course of the Executive’s performance of services to the Company that results in the Executive’s arrest, censure, or regulatory suspension or disqualification, including, without limitation, the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a), or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities.
(b) “Disability” shall mean the Executive’s inability to perform Executive’s duties and responsibilities hereunder, with or without reasonable accommodation, due to any physical or mental illness or incapacity, which condition has continued for a period of 180 days (including weekends and holidays) in any consecutive 365-day period.
(c) “Good Reason” shall mean the occurrence of any of the following events without the Executive’s consent: (i) reduction of the Executive’s Base Salary or in any of the percentages of the Base Salary payable as an Annual Performance Bonus as initially set forth herein or as the same may be increased from time to time; (ii) material reduction in the Executive’s authority, duties or responsibilities, as compared to the Executive’s authority, duties or responsibilities immediately prior to such reduction; (iii) failure or refusal of a successor to the Company to materially assume the Company’s obligations under the Agreement in the event of a Change of Control; or (iv) once a principal location of employment is selected, a change in the Executive’s principal location of employment, resulting in an increase in the Executive’s one-way driving distance by more than thirty (30) miles from the Executive’s then current principal residence on file with the Company; or (v) an undisputed material breach of this Employment Agreement by the Company that Executive has brought to the Company’s attention and that Company has failed to cure within ninety (90) days of being notified by Executive; provided, however, that any resignation by the Executive shall only be deemed for Good Reason pursuant to the definition if: (1) the Executive gives the Company written notice of the Executive’s intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that Executive believes constitute(s) Good Reason, which notice shall describe such condition(s); (2) the Company fails to remedy such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”); and (3) the Executive voluntarily terminates Executive’s employment within thirty (30) days following the end of the Cure Period.
(d) A “Change of Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i) A merger or consolidation in which the Company is a constituent party (or a subsidiary of the Company is a constituent party and the Company issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation;
(ii) A merger or consolidation in which the Parent is a constituent party (or a subsidiary of the Parent is a constituent party and the Parent issues shares of its capital stock pursuant to such merger or consolidation), other than a merger or consolidation in which the voting securities of the Parent outstanding immediately prior to such merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the surviving entity outstanding immediately after such merger or consolidation;
(iii) Any transaction or series of related transactions in which more than fifty percent (50%) of the Company’s voting power is transferred, directly or indirectly, other than to Sumitovant Biopharma Ltd. (directly or indirectly), and other than the sale by the Company, the Parent or any subsidiary of the Parent of stock in transactions the primary purpose of which is to raise capital for such company’s operations and activities; or
(iv) A sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company or the Parent.
Notwithstanding the foregoing definition, the term Change of Control will not include (x) a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company or the Parent, or (y) a liquidation or dissolution ancillary to or in connection with an assignment for the benefit of creditors, a bankruptcy proceeding, appointment of receiver or similar proceeding or transaction.
For clarity, in the event that Sumitovant Biopharma Ltd. no longer continues to own more than fifty percent (50%) of the Parent’s common shares, such event will not constitute a Change of Control, unless such event is accompanied by a transaction or series of related transactions that or otherwise constitutes a Change of Control under clauses (i), (ii), (iii) or (iv) above.
If required for compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 409A”), in no event will an event be deemed a Change of Control if such event is not also a “change in the ownership of” the Company or the Parent, a “change in the effective control of” the Company or the Parent, or a “change in the ownership of a substantial portion of the assets of” the Company or the Parent, each as determined under Treasury Regulations Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).
(e) “Release Date” shall mean the date that is fifty-five (55) days following the date of the Executive’s Qualifying Termination.

5.5 Effect of Termination. The Executive agrees that should Executive’s employment be terminated for any reason, Executive shall be deemed to have resigned from any and all positions with the Company and the Parent, including, but not limited to, any position Executive may hold on the Board or the Parent’s board of directors.
5.6 Section 409A Compliance.
(a) It is intended that any benefits under the Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and the Agreement will be construed to the greatest extent possible as consistent with those provisions, and to the extent not so exempt, the Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A. For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), the Executive’s right to receive any installment payments under the Agreement (whether severance payments, if any, or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of the Agreement, references to a “resignation,” “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in the Agreement, if the Executive is deemed by the Company at the time of a separation from service to be a “specified Executive” for purposes of Section 409A(a)(2)(B)(i), and if any payments or benefits that the Executive becomes entitled to under the Agreement on account of such separation from service are deemed to be “deferred compensation,” then to the extent delayed commencement of any portion of such payments or benefits is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, such payments shall not be provided prior to the earliest of (i) the expiration of the six-month period measured from the date of separation from service, (ii) the date of the Executive’s death or (iii) such earlier date as permitted under Section 409A without the imposition of adverse taxation. Upon the first business day following the expiration of such period, all payments deferred pursuant to the paragraph shall be paid in a lump sum, and any remaining payments due shall be paid as or otherwise provided herein. No interest shall be due on any amounts so deferred.
(b) With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for any other benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any of the taxable year, and (iii) such payments shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred.
(c) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of the Agreement are determined to constitute deferred compensation subject to Section 409A but do not satisfy an exemption from, or the conditions of, Section 409A.
5.7 Section 280G.
(a) If any payment or benefit (including payments and benefits pursuant to the Agreement) that the Executive would receive in connection with a Change of Control or other transaction (the “Transaction”) from the Company or otherwise (“Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for the sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount of the Transaction Payment notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payment (a “Full Payment”), or (2) payment of only a part of the Transaction Payment so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account the value of all applicable federal, state and local income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the Transaction Payment, and (y) reduction in payments and/or benefits shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit to the Executive as determined in the paragraph. If more than one method of reduction will result in the same economic benefit, the portions of the Transaction Payment shall be reduced pro rata (the “Pro Rata Reduction Method”).
Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Transaction Payment being subject to taxes pursuant to Section 409A that would not or otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification will preserve to the greatest extent possible, the greatest economic benefit for the Executive as determined on an after-tax basis; (B) as a second priority, any amounts of the Transaction Payment that are contingent on future events (e.g., being terminated without Cause), will be reduced (or eliminated) before any amounts of the Transaction Payment that are not contingent on future events; and (C) as a third priority, any amounts of the Transaction Payment that are “deferred compensation” within the meaning of Section 409A will be reduced (or eliminated) before any amounts of the Transaction Payment that are not deferred compensation within the meaning of Section 409A.
(b) Notwithstanding the foregoing, in the event that no stock of the Parent is readily tradeable on an established securities market or otherwise (within the meaning of Section 280G of the Code) at the time of the Change of Control and to the extent allowable pursuant to Treas. Reg. §1.280G-1, the Parent shall cause a vote of shareholders to be held to approve the portion of the Transaction Payments that equals or exceeds three times (3x) the Executive’s “base amount” (within the meaning of Section 280G of the Code) (the “Excess Parachute Payments”) in accordance with Treas. Reg. §1.280G-1, and the Executive shall cooperate with such vote of shareholders, including the execution of any required documentation subjecting the Executive’s entitlement to all Excess Parachute Payments to such shareholder vote. In the event that the Parent does not cause a vote of shareholders to be held to approve all Excess Parachute Payments, the provisions set forth in Section 5.7(a) of the Agreement shall apply.
(c) Unless the Executive and the Company or otherwise agree in writing, any determination required under the section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon the Executive and the Company for all purposes. For purposes of making the calculations required by the section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Accountants shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. The Executive and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under the section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by the section.
6. ARBITRATION.
Except as or otherwise set forth below in connection with equitable remedies, any dispute, claim or controversy arising out of or relating to the Agreement or the Executive’s employment with the Company (collectively, “Disputes”), including, without limitation, any dispute, claim or controversy concerning the validity, enforceability, breach or termination of the Agreement, if not resolved by the parties, shall be finally settled by arbitration in accordance with the then-prevailing Employment Arbitration Rules and Procedures of JAMS, as modified herein (“Rules”). The requirement to arbitrate covers all Disputes (other than disputes which by statute are not arbitrable) including, but not limited to, claims, demands or actions under the Age Discrimination in Employment Act (including Older Workers Benefit Protection Act); Americans with Disabilities Act; Civil Rights Act of 1866; Civil Rights Act of 1991; Executive Retirement Income Security Act of 1974; Equal Pay Act; Family and Medical Leave Act of 1993; Title VII of the Civil Rights Act of 1964; Fair Labor Standards Act; Fair Employment and Housing Act; any other provision of the California Labor, Government or Civil Code; IWC Wage Orders; and any other law, ordinance or regulation regarding discrimination or harassment or any terms or conditions of employment. Thee shall be one arbitrator who shall be jointly selected by the parties. If the parties have not jointly agreed upon an arbitrator within twenty (20) calendar days of respondent’s receipt of claimant’s notice of intention to arbitrate, either party may request JAMS to furnish the parties with a list of names from which the parties shall jointly select an arbitrator. If the parties have not agreed upon an arbitrator within ten (10) calendar days of the transmittal date of such list, then each party shall have an additional five (5) calendar days in which to strike any names objected to, number the remaining names in order of preference, and return the list to JAMS, which shall then select an arbitrator in accordance with the Rules. The place of arbitration shall be San Francisco, California. By agreeing to arbitration, the parties hereto do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, including, without limitation, with respect to the NDA. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. §§ 1-16. Judgment upon the award of the arbitrator may be entered in any court of competent jurisdiction. Discovery shall be permitted in the arbitration as provided by Section 1283.05 of the California Code of Civil Procedure. The Company shall pay all administrative fees of JAMS in excess of $435 (a typical filing fee in court) and the arbitrator’s fees and expenses. Each party shall bear its or their own costs and expenses (including attorney’s fees) in any such arbitration and the arbitrator shall have no power to award costs and attorney’s fees except as provided by statute or by separate written agreement between the parties. In the event any portion of the arbitration provision is found unenforceable by a court of competent jurisdiction, such portion shall become null and void leaving the remainder of the arbitration provision in full force and effect. The parties agree that all information regarding the arbitration, including any settlement thereof, shall not be disclosed by the parties hereto, except as or otherwise required by applicable law.
7. GENERAL PROVISIONS.
7.1 Representations and Warranties. The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in the Agreement, and that the Executive’s execution and performance of the Agreement will not violate or breach any of the agreements between the Executive and any other person or entity. In addition, the Executive represents and warrants that the Executive is not debarred and has not received notice of any action or threat with respect to debarment under the provisions of the Generic Drug Enforcement Act of 1992, 21 U.S.C. § 335(a) or any similar legislation applicable in the United States or in any other country where the Company intends to develop its activities. The Executive understands and agrees that the Agreement is contingent on the Executive’s submission of satisfactory proof of identity and legal authorization to work in the United States, as well as verification of auditor independence.
7.2 Advertising Waiver. The Executive agrees to permit the Company, and persons of other organizations authorized by the Company, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company in which the Executive’s name and/or pictures of the Executive appear. The Executive hereby waives and releases any claim or right the Executive may or otherwise have arising out of such use, publication or distribution.
7.3 Miscellaneous. The Agreement, along with the NDA and any applicable equity awards that have been granted, constitutes the complete, final and exclusive embodiment of the entire agreement between the Executive and the Company with regard to its subject matter. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. The Agreement may not be modified or amended except in a writing signed by both the Executive and a duly authorized officer or member of the Board. The Agreement will bind the heirs, personal representatives, successors and assigns of both the Executive and the Company, and inure to the benefit of both the Executive and the Company, and to their and its heirs, successors and assigns. If any provision of the Agreement is determined to be invalid or unenforceable, in whole or in part, the determination will not affect any other provision of the Agreement and the provision in question will be modified so as to be rendered enforceable. The Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. Any ambiguity in the Agreement shall not be construed against either party as the drafter. Any waiver of a breach of the Agreement shall be in writing and shall not be deemed to be a waiver of any successive breach. The Agreement may be executed in counterparts and facsimile signatures will suffice as original signatures.

IN WITNESS WHEREOF, the parties have executed the Agreement as of the day and year first written above.

MYOVANT SCIENCES, INC.
	By:	/s/ David Marek
David Marek
Chief Executive Officer

ACCEPTED AND AGREED:
/s/ Uneek Mehra
Uneek Mehra